Exhibit 99.1

Horizon Technology Finance Announces Third Quarter 2022 Financial Results

- Net Investment Income per Share of $0.43; NAV per Share of $11.66 -

- Grew Portfolio Year over Year by 40% to Record $635 Million -

- Horizon Platform Ends Quarter with Record Committed Backlog of $309 Million,
Including Record $252 Million in HRZN Commitments -

- Debt Portfolio Yield of 15.9% -

- Increases Regular Monthly Distributions 10% to $0.11 per Share per Month beginning January 2023, or $0.33 per Quarter Through March 2023, Declares $0.05 per Share Special Distribution Payable in December 2022 -

Farmington, Connecticut – November 1, 2022 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

●	Net investment income (“NII”) of $11.1 million, or $0.43 per share, compared to $8.0 million, or $0.40 per share for the prior-year period
●	Total investment portfolio of $634.6 million as of September 30, 2022
●	Net asset value of $307.7 million, or $11.66 per share, as of September 30, 2022
●	Annualized portfolio yield on debt investments of 15.9% for the quarter
●	HRZN funded seven loans totaling $88.5 million
●	HRZN’s investment adviser, Horizon Technology Finance Management LLC (“HTFM”), originated $105.5 million through its lending platform (“Horizon Platform”), inclusive of the HRZN loans
●	Raised total net proceeds of approximately $19.0 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from five portfolio companies
●	Cash of $31.6 million and credit facility capacity of $120.8 million as of September 30, 2022
●	Held portfolio of warrant and equity positions in 94 companies as of September 30, 2022
●	Undistributed spillover income of $0.67 per share as of September 30, 2022
●

Subsequent to quarter end, increased monthly distributions by 10% to $0.11 per share payable in January, February and March 2023 and declared a special distribution of $0.05 per share payable in December 2022

“It was another strong quarter for Horizon as we continue to navigate through the challenging macro environment,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “For the quarter, Horizon generated NII of $0.43 per share which exceeded its distributions, while generating a debt portfolio yield of nearly 16%. The power of the ‘Horizon’ brand also enabled Horizon to grow its investment portfolio by $57 million, while maintaining a strong committed backlog and pipeline of venture debt opportunities.”

“We remain focused on credit quality with 97% of the fair value of HRZN’s loan portfolio 3-rated or better at the end of the quarter,” continued Mr. Pomeroy. “As a result of our continued success and our confidence in Horizon’s investment portfolio’s future prospects, we are pleased to increase Horizon’s monthly distribution by 10% to $0.11 per share beginning in January 2023, while declaring an additional special distribution, for the third consecutive year, of $0.05 per share payable in December 2022. While we remain mindful of the macro environment, we believe Horizon’s strong balance sheet, robust pipeline and disciplined underwriting positions Horizon for growth over the long term, even during this challenging economic environment, and for delivering attractive risk-adjusted returns to its shareholders over the long-term.”

Third Quarter 2022 Operating Results

Total investment income for the quarter ended September 30, 2022 grew 42.1% to $23.3 million, compared to $16.4 million for the quarter ended September 30, 2021, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio and an increase in the base rate for most of the Company’s variable rate debt investments.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2022 and 2021 was 15.9% and 16.2%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended September 30, 2022 were $12.0 million, compared to $8.3 million for the quarter ended September 30, 2021. The increase was primarily due to a $2.2 million increase in interest expense, a $0.8 million increase in the base management fee and a $0.8 million increase in performance-based incentive fees.

Net investment income for the quarter ended September 30, 2022 was $11.1 million, or $0.43 per share, compared to $8.0 million, or $0.40 per share, for the quarter ended September 30, 2021.

For the quarter ended September 30, 2022, net realized loss on investments was $8.6 million, or $0.33 per share, compared to a net realized gain on investments of $1.3 million, or $0.07 per share, for the quarter ended September 30, 2021.

For the quarter ended September 30, 2022, net unrealized appreciation on investments was $3.4 million, or $0.13 per share, compared to $3.4 million, or $0.17 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of September 30, 2022, the Company’s debt portfolio consisted of 57 secured loans with an aggregate fair value of $609.0 million. In addition, the Company’s total warrant, equity and other investments in 96 portfolio companies had an aggregate fair value of $25.6 million. Total portfolio investment activity for the three and nine months ended September 30, 2022 and 2021 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

Beginning portfolio	$577,492	$404,121	$458,075	$352,545

New debt investments	94,627	98,592	348,347	217,252

Less refinanced debt balances	—	—	(25,000)	—

Net new debt investments	94,627	98,592	323,347	217,252

Principal payments received on investments	(4,960)	(3,221)	(11,916)	(11,303)

Early pay-offs and principal paydowns	(22,000)	(50,367)	(77,517)	(107,957)

Accretion of debt investment fees	1,980	1,016	4,533	3,186

New debt investment fees	(1,474)	(962)	(4,259)	(2,332)

Proceeds from sale of investments	(6,255)	(1,553)	(49,681)	(5,285)

Net realized (loss) gain on investments	(8,228)	1,344	(9,127)	(1,882)

Net unrealized appreciation on investments	3,442	3,376	1,169	8,122

Ending portfolio	$634,624	$452,346	$634,624	$452,346

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2022, June 30, 2022 and December 31, 2021:

($ in thousands)	September 30, 2022			June 30, 2022			December 31, 2021
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	6	$95,996	15.8%	8	$107,618	19.5%	9	$104,863	24.0%
3	48	495,118	81.3%	42	420,174	76.2%	34	322,084	73.6%
2	3	17,918	2.9%	3	18,918	3.4%	1	3,470	0.8%
1	-	--	--	2	4,850	0.9%	1	6,900	1.6%
Total	57	$609,032	100.0%	55	$551,560	100.0%	45	$437,317	100.0%

As of September 30, 2022, Horizon’s loan portfolio had a weighted average credit rating of 3.1, compared to 3.1 as of June 30, 2022 and 3.2 as of December 31, 2021, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of September 30, 2022, there were no debt investments with an internal credit rating of 1. As of June 30, 2022, there were two debt investments with an internal credit rating of 1, with an aggregate cost of $14.8 million and an aggregate fair value of $4.9 million. As of December 31, 2021, there was one debt investment with an internal credit rating of 1, with a cost of $11.5 million and a fair value of $6.9 million.

Liquidity and Capital Resources

As of September 30, 2022, the Company had $103.9 million in available liquidity, consisting of $31.6 million in cash and money market funds, and $72.3 million in funds available under existing credit facility commitments.

As of September 30, 2022, there was $67.5 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of September 30, 2022, there was $136.8 million in outstanding principal balance under the $200 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 5.11%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of HRZN, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. The reinvestment period of the Notes ended July 15, 2021 and the maturity is September 15, 2027. As of September 30, 2022, the Notes had an outstanding principal balance of $43.5 million.

During the three months ended September 30, 2022, the Company sold 1,523,519 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $19.0 million, including $0.4 million of offering expenses, from these sales.

As of September 30, 2022, the Company’s debt to equity leverage ratio was 118%, slightly below the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 185%.

Liquidity Events

During the quarter ended September 30, 2022, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, the Company agreed to release its liens on the assets of MLogix (MABC), LLC, successor in interest to MacuLogix, Inc., in connection with the sale of the assets of MABC to LumiThera, Inc. In exchange for such release, HRZN received cash of $0.6 million, common stock of the acquirer, as well as the potential for future cash royalty payments from the sale of goods and services related to the sold assets.

In August, Branded Online, Inc. (dba Nogin) was merged into Software Acquisition Group Inc. III (NASDAQ: NOGN) and prepaid its outstanding principal balance of $14.5 million on its venture loans, plus interest, end-of-term payments and prepayment fees. HRZN exercised its warrants in connection with the merger and now holds shares in NOGN.

In August, HRZN received $0.1 million in proceeds from Xyra, LLC in connection with an earlier sale of certain assets of a subsidiary of HRZN to Xyra.

In August, HRZN sold its equity investment in Zeta Global Holdings Corp. (NYSE: ZETA) for gross proceeds of $0.1 million.

In September, E La Carte, Inc. dba Presto merged with Ventoux CCM Acquisition Corp. (NASDAQ: PRST) and prepaid its outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in PRST.

Net Asset Value

At September 30, 2022, the Company’s net assets were $307.7 million, or $11.66 per share, compared to $237.6 million, or $11.63 per share, as of September 30, 2021, and $245.3 million, or $11.56 per share, as of December 31, 2021.

For the quarter ended September 30, 2022, net increase in net assets resulting from operations was $6.0 million, or $0.23 per share, compared to $12.8 million, or $0.63 per share, for the quarter ended September 30, 2021.

Stock Repurchase Program

On April 29, 2022, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2023 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended September 30, 2022, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through September 30, 2022, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On October 21, 2022, the Company funded a $0.4 million equity investment to an existing portfolio company, Emalex Biosciences, Inc.

On October 21, 2022, the Company funded a $7.0 million debt investment to a new portfolio company, Robin Healthcare, Inc.

On October 26, 2022, the Company priced a securitization of secured debt investments through Horizon Funding Trust 2022-1, an indirect, bankruptcy-remote subsidiary of the Company. The Horizon Funding Trust 2022-1 securitization is a private securitization under Rule 144A and to persons outside the United States pursuant to Regulation S under the Securities Act in which the Company expects to sell a pool of loans with an aggregate principal balance of approximately $160 million to a securitization trust and receive proceeds from the issuance and sale of $100.0 million aggregate principal amount of rated notes with a coupon of 7.56% (the “7.56% Notes”). Following pricing, total proceeds, including cash and securities, are expected to be $98.8 million before fees and expenses. The transaction is scheduled to close on November 9, 2022, subject to customary closing conditions. This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the 7.56% Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

On October 28, 2022, the Company funded a $2.5 million debt investment to an existing portfolio company, Sonex Health, Inc.

Monthly and Special Distributions Declared in Fourth Quarter 2022

On October 28, 2022, the Company’s board of directors declared a 10% increase in monthly distributions to $0.11 per share, payable in each of January, February and March 2023, and a special distribution of $0.05 per share payable in December 2022. The following tables show these monthly and special distributions, which total $0.38 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
December 16, 2022	December 19, 2022	January 13, 2023	$0.11
January 17, 2023	January 18, 2023	February 15, 2023	$0.11
February 16, 2023	February 17, 2023	March 15, 2023	$0.11
		Total:	$0.33

Special Distribution

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
November 16, 2022	November 17, 2022	December 15, 2022	$0.05

After paying distributions of $0.30 per share and earning net investment income of $0.43 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2022 was $0.67 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, November 2, 2022, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13732838. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Austin, Texas, Chicago, Illinois, Reston, Virginia and Portland, Maine. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $629,216 and $452,387, respectively)	$634,624	$458,075
Controlled affiliate investments at fair value (cost of $0 and $1,450, respectively)	—	—
Total investments at fair value (cost of $629,216 and $453,837, respectively)	634,624	458,075
Cash	23,839	38,054
Investments in money market funds	7,732	7,868
Restricted investments in money market funds	1,617	1,359
Interest receivable	10,975	6,154
Other assets	2,602	2,450
Total assets	$681,389	$513,960

Liabilities
Borrowings	$359,011	$257,613
Distributions payable	7,918	6,365
Base management fee payable	1,870	706
Incentive fee payable	2,784	2,015
Other accrued expenses	2,119	1,926
Total liabilities	373,702	268,625

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 26,561,238 and 21,384,925 shares issued and 26,393,773 and 21,217,460 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	27	22
Paid-in capital in excess of par	369,334	301,359
Distributable earnings	(61,674)	(56,046)
Total net assets	307,687	245,335
Total liabilities and net assets	$681,389	$513,960
Net asset value per common share	$11.66	$11.56

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Investment income
Interest income on investments
Interest income on non-affiliate investments	$22,745	$14,035	$54,317	$38,965
Interest income on affiliate investments	—	—	—	213
Total interest income on investments	22,745	14,035	54,317	39,178
Fee income
Prepayment fee income on non-affiliate investments	450	1,204	1,542	2,460
Success fee income on non-affiliate investments	—	1,100	—	1,100
Fee income on non-affiliate investments	59	28	187	320
Fee income on affiliate investments	—	—	—	12
Total fee income	509	2,332	1,729	3,892
Total investment income	23,254	16,367	56,046	43,070
Expenses
Interest expense	5,339	3,112	12,987	8,781
Base management fee	2,788	1,997	7,555	5,595
Performance based incentive fee	2,784	2,012	6,353	5,040
Administrative fee	412	251	1,147	829
Professional fees	314	559	1,163	1,348
General and administrative	381	333	1,088	1,142
Total expenses	12,018	8,264	30,293	22,735
Net investment income before excise tax	11,236	8,103	25,753	20,335
Provision for excise tax	100	56	306	174
Net investment income	11,136	8,047	25,447	20,161
Net realized and unrealized (loss) gain
Net realized (loss) gain on non-affiliate investments	(8,665)	1,344	(8,364)	(2,372)
Net realized gain on non-controlled affiliate investments	30	—	30	—
Net realized gain (loss) on controlled affiliate investments	50	—	(1,150)	—
Net realized (loss) gain on investments	(8,585)	1,344	(9,484)	(2,372)
Net realized loss on extinguishment of debt	—	—	—	(395)
Net realized (loss) gain	(8,585)	1,344	(9,484)	(2,767)
Net unrealized appreciation (depreciation) on non-affiliate investments	3,442	3,929	(281)	10,314
Net unrealized depreciation on non-controlled affiliate investments	—	(228)	—	(1,867)
Net unrealized (depreciation) appreciation on controlled affiliate investments	—	(325)	1,450	(325)
Net unrealized appreciation on investments	3,442	3,376	1,169	8,122
Net realized and unrealized (loss) gain	(5,143)	4,720	(8,315)	5,355
Net increase in net assets resulting from operations	$5,993	$12,767	$17,132	$25,516
Net investment income per common share	$0.43	$0.40	$1.06	$1.02
Net increase in net assets per common share	$0.23	$0.63	$0.71	$1.29
Distributions declared per share	$0.30	$0.30	$0.90	$0.90
Weighted average shares outstanding	25,738,054	20,269,813	23,995,369	19,826,790